Exhibit 99.1

International Rectifier and Vishay Intertechnology, Inc. Announce HSR Clearance for Sale of IR’s Power Control Systems Business to Vishay

EL SEGUNDO, California and MALVERN, Pennsylvania January 24, 2007 — International Rectifier Corporation (IR) (NYSE: IRF) and Vishay Intertechnology, Inc. (NYSE: VSH) today announced that the waiting period has expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, allowing the proposed sale of IR’s Power Control Systems Business (PCS) to Vishay Intertechnology, Inc. to proceed.

On November 1, 2006, the two companies announced an agreement for the sale of IR’s PCS business to Vishay Intertechnology, Inc.  The PCS business is being sold for approximately $290 million in cash.

With the final scope of transition services identified, Vishay and IR have mutually agreed to a closing by April 1, 2007.  Previously, the projected date for closing was February 26, 2007. The agreement is subject to customary closing conditions.

About International Rectifier

International Rectifier (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to a number of uncertainties and risks, including the failure of the parties to timely satisfy closing conditions, including without limitation, third party approvals, with respect to the  contemplated PCS business sale and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent report on Form 10-Q.

About Vishay Intertechnology, Inc.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide “one-stop shop” service have made Vishay a global industry leader. Vishay can be found on the Internet at http: //www.vishay.com.

Contact: International Rectifier Corporation Portia Switzer, 310.726.8254.

Website:  http://www.irf.com